FORM OF AMENDMENT AGREEMENT NO. 1

This AMENDMENT AGREEMENT NO. 1 (this “Amendment”) is made as of March 11, 2008, by and among BARON SELECT FUNDS, ON BEHALF OF ITS SERIES BARON PARTNERS FUND (the “Borrower”), the lending institutions listed on the signature pages hereof (collectively, the “Banks”) and STATE STREET BANK AND TRUST COMPANY, as operations agent for itself and such other Banks (in such capacity, the “Operations Agent”)

WHEREAS, the Borrower, the Banks, the Operations Agent and Bank of America, N.A. in its capacity as syndication agent (in such capacity, the “Syndication Agent” and, collectively with the Operations Agent, the “Agents”) are parties to that certain Credit Agreement, dated as of September 28, 2007 (as amended and in effect from time to time, the “Credit Agreement”); and

WHEREAS, the parties hereto wish to amend the Credit Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

§1. Definitions. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

§2. Amendments.

(a) Section 2.11(a)(iii) of the Credit Agreement is hereby amended by deleting the amount “$150,000,000” which appears in Section 2.11(a)(iii) and substituting in place thereof the amount “$50,000,000”.

(b) Schedule 1 to the Credit Agreement is hereby amended by deleting Schedule 1 in its entirety and substituting in place thereof the Schedule 1 attached hereto as Exhibit A.

§3. Representations and Warranties. The Borrower hereby represents and warrants as follows:

(a) Representations and Warranties in Credit Agreement. The representations and warranties of the Borrower contained in the Credit Agreement were true and correct as of the date made and are also true on and as of the date hereof and with the same force and effect as it made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(b) No Default. No Default or Event of Default has occurred and is continuing.

(c) Authority, Etc. The execution and delivery by the Borrower of this Amendment and the Borrower’s performance of this Amendment and the Credit Agreement as amended hereby (as so amended, the “Amended Agreement”) (i) are within the Borrower’s trust powers, (ii) have been duly authorized by all necessary action on the part of the Borrower, (iii) require no authorization or action by or in respect of, or filing with, any governmental body, agency or official or any shareholder or creditor of the Borrower, (iv) do not contravene, or constitute a default under, any provision of (A) any Applicable Law, (B) the Charter Documents of the Borrower, (C) any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower, or (D) the most recent Prospectus and (v) do not result in the creation or imposition of any Lien on any asset of the Borrower (other than Liens in favor of the Operations Agent to secure the Obligations).

(d) Enforceability of Obligations. This Amendment has been duly executed and delivered by the Borrower. Each of this Amendment and the Amended Agreement constitutes the valid and legally binding agreement of the Borrower, in each case enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general principles of equity (regardless of whether enforcement is sought in equity or at law).

§4. Effectiveness. This Amendment shall be effective as of the date first written above upon the satisfaction of the following conditions precedent:

(a) the execution and delivery of this Amendment by the Borrower, the Banks and the Operations Agent;

(b) the execution and delivery by the Borrower to State Street Bank and Trust Company of a replacement Note in substantially the form attached as Exhibit B hereto;

(c) receipt by the Operations Agent from the Borrower of updated Federal Reserve Forms U-1;

(d) the receipt by the Bank of a manually signed certificate from an authorized officer of the Borrower in form and substance satisfactory to the Operations Agent and dated the date hereof certifying (i) as to the incumbency of, and bearing manual specimen signatures of, the officers of the Borrower who are authorized to execute and take actions under this Amendment and the Loan Documents for and on behalf of the Borrower (or a certification from such officer that the officers who were identified in the certificate delivered pursuant to Section 3.01(f) of the Credit Agreement remain authorized to execute and take actions under this Amendment and the Loan Documents), (ii) and attaching the Charter Documents and current Prospectus of the Borrower (or a certification from such officer that no changes to the Charter Documents or the Prospectus have been made to any such documents since such documents were delivered to the Bank on September 28, 2007 pursuant to Section 3.01(f) of the Credit Agreement), and (iii) that no portion of the resolutions of the Borrower’s Board of Trustees authorizing the Borrower to borrow the amounts contemplated by the Amended Credit Agreement have been revoked or otherwise rescinded and remain valid; and

§5. Ratification of the Borrower. The Borrower ratifies and confirms in all respects all of its obligations to the Agents and the Banks under the Credit Agreement and the other Loan Documents and hereby affirms its absolute and unconditional promise to pay to the Banks and the Agents the Loans made to it and all other amounts due from it under the Credit Agreement as amended hereby. The Credit Agreement and this Amendment shall be read and construed as a single agreement. All references in the Credit Agreement or any related agreement or instrument to the Credit Agreement shall hereafter refer to the Credit Agreement as amended hereby.

§6. Miscellaneous. This Amendment shall be a Loan Document for all purposes under the Credit Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of New York. Except as specifically amended by this Amendment, the Credit Agreement and all other agreements and instruments executed and delivered in connection with the Credit Agreement shall remain in full force and effect. This Amendment is limited specifically to the matters set forth herein and does not constitute directly or by implication an amendment or waiver of any other provision of the Credit Agreement or any of the other Loan Documents. Nothing contained herein shall constitute a waiver of, impair or otherwise affect any Obligations, any other obligation of the Borrower or any rights of the Agents and the Banks consequent thereon. This Amendment may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Amendment it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

BARON SELECT FUNDS, on behalf of itself and its series BARON PARTNERS FUND

By:
Name:
Title:

STATE STREET BANK AND TRUST COMPANY, Individually and as Operations Agent

By:
Title:

BANK OF AMERICA, N.A., as a Bank

By:
Title:

Exhibit A

Schedule 1

Banks	Commitment Amount	Commitment Percentage
State Street Bank and Trust Company	$500,000,000	76.92%

Domestic and LIBOR Lending Offices: Copley Place, Tower 2 Boston, MA 02206 Attn: Karen A. Gallagher, Vice President Tel: (617) 937-8828 Fax: (617) 988-9535

Bank of America, N.A.	$150,000,000	23.08%

Domestic and LIBOR Lending Offices:

Bank of America

901 Main Street

14th Floor; Mail Code TX1-492-14-14

Dallas, TX 75202

Attn: Sharon Moffett

Tel: (214) 209-0183

Fax: (214) 290-9428

Address for Notices:

Bank of America

9 West 57th St, NY1-301-29-01

New York, NY 10019

Attn: Sanjay Gurnani

Tel: (212) 933-2538

Fax: (212) 376-2940

sanjay.gurnani@bankofamerica.com

Total:	$650,000,000	100%

Borrower:

Baron Select Funds, on behalf of its series Baron Partners Fund 767 Fifth Avenue New York, New York 10153 Attention: Chief Financial Officer Tel: (212) 583-2000 Fax: (212) 583-2014

Exhibit B

AMENDED AND RESTATED NOTE

$500,000,000	March 11, 2008

FOR VALUE RECEIVED, BARON SELECT FUNDS, on behalf of its series BARON PARTNERS FUND (the “Borrower”) hereby promises to pay to the order of STATE STREET BANK AND TRUST COMPANY (the “Bank”) at the head office of State Street Bank and Trust Company at Copley Place, Tower 2, Boston, Massachusetts 02206:

(a) prior to or on the Termination Date (as defined in the Credit Agreement referred to below) the principal amount of FIVE HUNDRED MILLION DOLLARS ($500,000,000) or, if less, the aggregate unpaid principal amount of Loans advanced by the Bank pursuant to the Credit Agreement dated as of September 28, 2007 (as amended and in effect from time to time, the “Credit Agreement”), among the undersigned, the Bank and other parties thereto;

(b) the principal outstanding hereunder from time to time at the times provided in the Credit Agreement; and

(c) interest on the principal balance hereof from time to time outstanding from the Effective Date (as defined in the Credit Agreement) through and including the maturity date hereof, at the times and at the rates provided in the Credit Agreement.

This Amended and Restated Note (this “Note”) evidences borrowings under and has been issued by the Borrower in accordance with the terms of the Credit Agreement. The Bank and any holder hereof is entitled to the benefits of the Credit Agreement and the other Loan Documents, and may enforce the agreements of the Borrower contained therein, and any holder hereof may exercise the respective remedies provided for thereby or otherwise available in respect thereof, all in accordance with the respective terms thereof. All capitalized terms used in this Note and not otherwise defined herein shall have the same meanings herein as in the Credit Agreement.

This Note constitutes the amendment and restatement in its entirety of the promissory note of the Borrower issued to the Bank in the original principal amount of $400,000,000, dated September 28, 2007 (the “Original Note”), and is in substitution therefor and an amendment and replacement thereof. Nothing herein or in any other document shall be construed to constitute payment of the Original Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of the Bank.

The Borrower irrevocably authorizes the Bank to make or cause to be made, at or about the date of any Loan or at the time of receipt of any payment of principal of this Note, an appropriate notation on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, reflecting the making of such Loan or (as the case may be) the receipt of such payment. The outstanding amount of the Loans set forth on the grid attached to this Note, or the continuation of such grid, or any other similar record, including computer records, maintained by the Bank with respect to any Loans shall be prima facie evidence of the principal amount thereof owing and unpaid to the Bank, but the failure to record, or any error in so recording, any such amount on any such grid, continuation or other record shall not limit or otherwise affect the obligation of the Borrower hereunder or under the Credit Agreement to make payments of principal of and interest on this Note when due.

The Borrower has the right in certain circumstances and the obligation under certain other circumstances to prepay the whole or part of the principal of this Note on the terms and conditions specified in the Credit Agreement.

If any one or more of the Events of Default shall occur, the entire unpaid principal amount of this Note outstanding and all of the unpaid interest accrued thereon may become or be declared due and payable in the manner and with the effect provided in the Credit Agreement.

No delay or omission on the part of the Bank or any holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other rights of the Bank or such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar or waiver of the same or any other right on any further occasion.

The Borrower and every endorser and guarantor of this Note or the obligation represented hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral and to the addition or release of any other party or person primarily or secondarily liable.

THIS NOTE AND THE OBLIGATIONS OF THE BORROWER HEREUNDER SHALL FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW OTHER THAN NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS NOTE MAY BE BROUGHT IN ANY NEW YORK STATE OR U.S. FEDERAL COURT SITTING IN THE CITY OF NEW YORK AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN SECTION 9.01 OF THE CREDIT AGREEMENT. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Note to be signed in its name by its duly authorized officer on behalf of the Borrower as of the day and year first above written.

BARON SELECT FUNDS, on behalf of is series BARON PARTNERS FUND

By:
Name:
Title:

Date	Amount of Loan	Amount of Principal Paid or Prepaid	Balance of Principal Unpaid	Notation Made By: